ADVISORY AGREEMENT

This Advisory Agreement (this "Agreement") is entered into as of February 23, 2021, by and between Mystic Holdings, Inc. (the "Company"), and Michael Nahass ("Nahass").

RECITALS

A. Nahass has knowledge of the specifics of industry expertise and capital markets with regulatory focus.

B. The Company desires avail itself of the knowledge and services of Nahass and is therefore willing to engage Nahass upon the terms and conditions set forth herein; and

C. Nahass desires to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Advisory Services. The Company hereby retains Nahass to serve as a financial advisor to and advise the Company with respect to various financial matters and services. During the Term of this Agreement, Nahass shall, provide advice to, consult with, the Company concerning business and financial planning, corporate organization, industry expertise and assist Mystic Holdings Inc in getting the Company to have broker-dealers begin quoting new securities by submitting a Form 211 with the Financial Industry Regulatory Authority (FINRA) OTC for the Company (the "Advisory Services") and getting FINRA approval. In addition, Nahass shall assist the company to get DTC eligibility and actively trading.

2. Term and Effectiveness. Sections 12 notwithstanding, the term of this Agreement shall commence as of the date hereof and shall be effective a period of one (1) year (the "Term"). This Agreement may be extended under the same terms by mutual agreement between Nahass and the Company.

3. Fees and Payment of Fees. As consideration for the performance of Nahass's services hereunder, and subject to and conditioned upon Mystic Holdings Inc. listing or quotation on any market, the Company shall issue Nahass an equity fee of two hundred and fifty thousand (250,000) common shares of Mystic Holdings Inc. at the current price at the time of completion of this agreement, not payable until after the Company trades publicly. Additionally, the Company shall issue to Nahass two hundred and fifty thousand (250,000) common shares of Mystic Holdings Inc. upon successful completion of the terms in Section 1 and if its common shares are trading by the date of . If the market capitalization of Mystic Holdings Inc. reaches $150,000,000 within the term of this contract, Mystic will issue Nahass an additional ($250,000) worth of common stock at current Market Value at the time that threshold is met; in addition, if the Market Capitalization of

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Mystic Holdings Inc reaches $200,000,000 within the period of this contract, Mystic will issue Nahass an additional ($250,000) worth of common stock at current Market Value at the time that threshold is met. All references to dollars in section 3 are to US Dollars

4. Costs and Expenses. In addition to any fees payable to Nahass, the Company hereby agrees to reimburse Nahass for documented and accountable expenses in connection with the services provided herein. All and any expenses must be preapproved by the Company.

5. Covenant Not to Engage in Broker-Dealer Activities. In the course of performance of this Agreement, Nahass shall not engage in any activity that is, or could be construed to be, negotiation activity on behalf of the Company or a Prospective Investor, or otherwise engage in any activity in the course of performance of the Advisory Services that could or does bring Nahass within the definition of "broker-dealer" under U.S. Securities Exchange Act of 1934, as amended, or the law of any state.

6. Confidential Information. Nahass recognizes and acknowledges that by reason of performance of his services hereunder, Nahass will have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Nahass acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as his duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of Nahass or except as may be required by law.

7. Relationship. This agreement does not create, and shall not be construed to create, any partnership or joint venture between the parties, and may not be construed as an employment agreement. No employee, agent, servant, or independent contractor of Nahass nor his affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Nahass shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner or thing whatsoever.

8. Indemnification. Each party to this Agreement and its parents, affiliates, successors and assigns, if any, will indemnify and hold harmless the other party and its officers, directors, employees, attorneys, consultants, agents, servants, parents, affiliates, successors and assigns, jointly and severally (collectively, "Indemnitee"), from and against any and all losses, claims, damages, liabilities, awards, costs and expenses, including but not limited to reasonable attorneys' fees to which Indemnitee may become subject by virtue of, in connection with, resulting from, its activities related to this Agreement (hereinafter collectively "Claim" or "Claims"). Without limitation, but in illustration, of the foregoing, Claims shall include reasonable legal and other expenses, including the cost of any investigation and preparation, incurred by Indemnitee in

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connection with any pending or threatened Claim by any person or entity, whether or not it results in a loss, damages, liability or award. Indemnitee shall be indemnified and held harmless for any and all Claims whether they arise under contract; foreign, federal, state or local law or ordinance; common law; or otherwise. This Section 8 shall survive the term of this Agreement.

9. Notices. Any notices required or permitted to be given to a party hereunder shall be in writing, shall be delivered or sent to such party at its address given below:

If to the Company:	Mystic Holdings Inc. 4145 Wagon Trail Ave, Las Vegas, NV 89118
If to Nahass:	Michael A. Nahass 4471 Dean Martin Dr #1700 Las Vegas, NV 89103

or such other address as such party may hereafter specify; and shall be deemed given (i) when personally delivered to such party; (ii) when transmitted by facsimile or e-mail and receipt of such transmission is confirmed by return facsimile or return e-mail; (iii) after air courier service confirm the receipt via an established air courier service; or (iv) if mailing via certified airmail, after receipt is confirmed.

10. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada, without giving effect to principles of conflicts of law.

11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

12. Termination. This Agreement may be terminated by (i) mutual consent of the parties hereto, or (ii) by either party serving ten (10) days written notice of termination of this Agreement to the other party.

13. Survival. Termination shall not affect the rights or obligations of any party which arise prior to the termination.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Nahass.

15. Assigns and Assignment. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which shall not be unreasonably withheld.

16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. This Agreement may not be changed orally, but only by an agreement

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in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17. Counterparts. This Agreement may be executed by scanned e-mail attachment or other electronic method, and in counterparts, each of which shall constitute an original document, and both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company: **Mystic Holdings Inc.**

By: ______________________
Name: Lorenzo Baracco
Title: Chairman and CEO

By: ______________________
Michael Nahass

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